As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-167942

Registration No. 333-167941

Registration No. 333-176398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167942

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-167941

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-176398

UNDER

THE SECURITIES ACT OF 1933

FOX CHASE BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	35-2379633
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4390 Davisville Road

Hatboro, Pennsylvania 19040

(Address, including Zip Code, of Principal Executive Offices)

Fox Chase Bancorp, Inc. 2007 Equity Incentive Plan

Fox Chase Bancorp, Inc. 401(k) Retirement Plan

Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan

(Full Title of the Plans)

Jeffrey M. Schweitzer

President and Chief Executive Officer

UNIVEST CORPORATION OF PENNSYLVANIA

14 North Main Street

Souderton, Pennsylvania 18964

(215) 721-2400

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With copies to:

David W. Swartz, Esq.

Stephanie R. Hager, Esq.

Stevens & Lee, P.C.

111 N. Sixth Street

Reading, PA 19603

(610) 478-2184

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Fox Chase Bancorp, Inc. (the “Registrant”):

1.	File No. 333-167942, pertaining to the registration of 980,700 shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”), issuable under the Registrant’s 2007 Equity Incentive Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2010;

2.	File No. 333-167941, pertaining to the registration of 265,504 shares of Common Stock issuable under the Registrant’s 401(k) Retirement Plan, which was filed with the SEC on July 1, 2010; and

3.	File No. 333-176398, pertaining to the registration of 960,369 shares of Common Stock issuable under the Registrant’s 2011 Equity Incentive Plan, which was filed with the SEC on August 19, 2011.

On July 1, 2016, pursuant to an Agreement and Plan of Merger, dated December 8, 2015 (the “Merger Agreement”), by and between the Registrant and Univest Corporation of Pennsylvania, a Pennsylvania corporation (“Univest”), Registrant merged with and into Univest, with Univest being the surviving entity (the “Merger”).

As a result of the Merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Souderton, Commonwealth of Pennsylvania, on August 31, 2016. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

UNIVEST CORPORATION OF PENNSYLVANIA As successor by merger to Fox Chase Bancorp, Inc.

By:	/s/ Roger S. Deacon
Roger S. Deacon
Senior Executive Vice President and Chief Financial Officer